Exhibit 10.34

EMPLOYMENT AGREEMENT

                THIS EMPLOYMENT AGREEMENT ("Agreement"), made this 1st day of November, 2000, by and between AVI BioPharma, Inc. an Oregon corporation, with its principal office at 1 SW Columbia Street, Suite 1105, Portland, OR 97258 ("Company"), and David H. Mason, Jr., M.D. ("Employee").

RECITALS:

                A.            Employee, through his career as a physician and a pharmaceutical executive, possesses knowledge and skills that are highly desirable to the Company.

                B.            The Company possesses and will possess technology which may benefit significantly from the knowledge and skills of the Employee.

                C.            The Company desires to employ Employee, subject to appropriate confidentiality and non-competition clauses contained herein, to leverage its technology with Employee's knowledge and skills to the mutual benefit of the Company, the Employee, and to the benefit of the Company's shareholders.

AGREEMENT:

                NOW, THEREFORE, in consideration of the mutual benefits contained herein, the sufficiency of which the parties acknowledge, the parties hereby agree as follows:

                1.             Employment Term.  The term of employment ("Term") shall commence November 1, 2000 and shall continue until terminated in accordance with Section 12.

                2.             Duties.  Employee shall be responsible to perform such duties as assigned to him from time to time by the Board of Directors of the Company ("Board").  Employee shall be employed by the Company and shall devote his best efforts to the service of the Company throughout the Term.  Employee shall devote at least forty (40) hours per week to the affairs of the Company.  Employee and Company acknowledge and agree that (i) Employee may hold certain offices within certain entities as set forth on Exhibit A to this Agreement, (ii) Employee's devotion of reasonable amounts of time in such capacities, so long as it does not interfere with his performance of services hereunder, shall not conflict with the terms of this Agreement, and (iii) Exhibit A may be amended from time to time by agreement of the parties.

                3.             Compensation.  During the Term the Company shall compensate Employee at an initial annual salary of $225,000, payable in accordance with Company's payroll practices in effect from time to time, and less amounts required to be withheld under applicable law and requested to be withheld by Employee.  Employee's annual salary shall be subject to review on an annual basis.  The Company may but shall not be required to pay bonus compensation to Employee.  Except as otherwise provided in this Agreement, the base salary shall be prorated for any period of service less than a full month.

                4.             Expenses.  The Company will reimburse Employee for all expenses reasonably incurred by him in discharging his duties for the Company, conditioned upon Employee's submission of written documentation in support of claimed reimbursement of such expenses, and consistent with the Company's expense reimbursement policies in effect from time to time.

                5.             Benefits.  Subject to eligibility requirements, Employee shall be entitled to participate in such benefits plans and programs as adopted by the Company from time to time.

                6.             Confidentiality.

                                (a)           In the course of his employment with the Company, it is anticipated that Employee may acquire knowledge (both orally and in writing) regarding confidential affairs of the Company and confidential or proprietary information including: (a) matters of a technical nature, such as know-how, inventions, processes, products, designs, chemicals, compounds, materials, drawings, concepts, formulas, trade secrets, secret processes or machines, inventions or research projects; (b) matters of a business nature, such as information about costs, profits, pricing policies, markets, sales, suppliers, customers, plans for future development, plans for future products, marketing plans or strategies; and (c) other information of a similar nature which is not generally disclosed by the Company to the public, referred to collectively hereafter as "Confidential Information."  "Confidential Information" shall not include information generally available to the public.  Employee agrees that during the term of this Agreement and thereafter, he (i) will keep secret and retain in the strictest confidence all Confidential Information, (ii) not disclose Confidential Information to anyone except employees of the Company authorized to receive it and third parties to whom such disclosure is specifically authorized, and (iii) not use any Confidential Information for any purpose other than performance of services under this Agreement without prior written permission from the Company.

                                (b)           If Employee is served with any subpoena or other compulsory judicial or administrative process calling for production or disclosure of Confidential Information or if Employee is otherwise required by law or regulation to disclose Confidential Information, Employee will immediately, and prior to production or disclosure, notify the Company and provide it with such information as may be necessary in order that the Company may take such action as it deems necessary to protect its interest.

                                (c)           The provisions of this paragraph 6 shall survive termination of this Agreement.

                7.             Noncompetition.

                                (a)           Employee agrees that during the Term and for a period of two (2) years following termination of employment with the Company for any reason, he will not directly or indirectly engage in any activity directed toward the development of any uncharged sequence-specific nucleic acid-binding agents or any nucleic acid purification and concentration or detection system using uncharged sequence-specific nucleic acid-binding agents.

                                (b)           Employee agrees that during the Term and for a period of two (2) years following termination of employment with the Company for any reason, he will not directly or indirectly engage in any activity directed towards the development of drug delivery systems related to the "molecular engine" as defined in US patent application Serial No. 60/016,347 and 60/028,609 or in any other patents or patent applications filed or Contemplated at any time during the Term.  Patents or patent applications "Contemplated" are those included, recorded or discussed in the notebooks of researchers employed by or performing services on behalf of the Company.

                                (c)           Employee agrees that during the Term and for a period of two (2) years following termination of employment with the Company for any reason, he will not directly or indirectly engage in any activity directed towards the development of cancer vaccines or related products, the rights to which have been or will be acquired from Ohio State University as part of the AVI/ITC merger, or in any other patents or patent applications filed, Contemplated, or acquired at any time during the Term.  Patents or patent applications "Contemplated" are those included, recorded or discussed in the notebooks of researchers employed by or performing services on behalf of the Company.

                                (d)           For a period of two (2) years following termination of employment with the Company for any reason, except with the express written consent of the Company, Employee agrees to refrain from directly or indirectly recruiting, hiring or assisting anyone else to hire, or otherwise counseling to discontinue employment with the Company, any person then employed by the Company or its subsidiaries or affiliates.

                                (e)           The provisions of this paragraph 7 shall survive termination of this Agreement and the term of employment.

                8.             Covered Work.

                                (a)           All right, title and interest to any Covered Work that Employee makes or conceives (whether alone or with others) while employed by the Company, belong to the Company.  This Agreement operates as an actual assignment of all rights in Covered Work to the Company.  "Covered Work" means products and Inventions that relate to the actual or anticipated business of the Company or any of its subsidiaries or affiliates, or that result from or are suggested by a task assigned to Employee or work performed by Employee on behalf of the Company or any of its subsidiaries or affiliates, or that were developed in whole or in part on the Company time or using the Company's equipment, supplies or facilities.  "Inventions" mean ideas, improvements, designs, computer software, technologies, techniques, processes, products, chemicals, compounds, materials, concepts, drawings, authored works or discoveries, whether or not patentable or copyrightable, as well as other newly discovered or newly applied information or concepts.  Attached hereto as Exhibit B is a description of any product or Invention in which Employee had or has any right, title or interest which is not included within the definition of "Covered Work".

                                (b)           Employee shall promptly reveal all information relating to Covered Work and Confidential Information to an appropriate officer of the Company and shall cooperate with the Company, and execute such documents as may be necessary, in the event that the Company desires to seek copyright, patent or trademark protection thereafter relating to same.

                                (c)           In the event that the Company requests that Employee assist in efforts to defend any legal claims to patents or other right, the Company agrees to reimburse Employee for any reasonable expenses Employee may incur in connection with such assistance.  This obligation to reimburse shall survive termination of this Agreement and the term of employment.

                                (d)           The provisions of this paragraph 8 shall survive termination of this Agreement and the term of employment.

                9.             Return of Inventions, Products and Documents.  Employee acknowledges and agrees that all Inventions, all products of the Company and all originals and copies of records, reports, documents, lists, drawings, memoranda, notes, proposals, contracts and other documentation related to the business of the Company or containing any information described in this paragraph shall be the sole and exclusive property of the Company and shall be returned to the Company immediately upon the termination of Employee's employment with the Company or upon the written request of the Company.

                10.          Injunction.  Employee agrees that it would be difficult to measure damages to the Company from any breach by Employee of paragraph 6, 7, 8 and/or 9 of this Agreement, and that monetary damages would be an inadequate remedy for any such breach.  Accordingly, Employee agrees that if Employee shall breach paragraph 6, 7, 8 and/or 9 of this Agreement, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach without showing or proving any actual damage sustained by the Company.

                11.          Obligations to Others.  Except for items fully disclosed in writing to the Company, Employee represents and warrants to the Company that (i) Employee's employment by the Company does not violate any agreement with any prior employer or other person or entity, and (ii) Employee is not subject to any existing confidentiality or noncompetition agreement or obligation, or any agreement relating to the assignment of Inventions except as has been fully disclosed in writing to the Company.

                12.          Termination.

                                (a)           Employee may voluntarily terminate his employment with the Company upon giving the Company sixty (60) days' written notice.

                                (b)           The Company may terminate Employee's employment without Cause (as defined below) upon giving Employee thirty (30) days written notice of termination.

                                (c)           Employee's employment with the Company shall terminate upon the occurrence of any one of the following:

                                                (1)           Employee's death;

                                                (2)           The effective date of a notice sent to Employee stating the Board's determination made in good faith and after consultation with a qualified physician selected by the Board, that Employee is incapable of performing his duties under this Agreement, with or without reasonable accommodation, because of a physical or mental incapacity that has prevented Employee from performing such full-time duties for a period of ninety (90) consecutive calendar days and the determination that such incapacity is likely to continue for a least another ninety (90) such days; and

                                                (3)           The effective date of a notice sent to Employee terminating Employee's employment for Cause.

                                (d)           "Cause" means the occurrence of one or more of the following events:

                                                (1)           Employee's willful and repeated failure or refusal to comply in any material respect with the reasonable and lawful policies, standards or regulations from time to time established by the Company, or to perform his duties in accordance with this Agreement after notice to Employee of such failure; and

                                                (2)           Employee engages in criminal conduct or engages in conduct with respect to the Company that is dishonest, fraudulent or materially detrimental to the reputation, character or standing of the Company.

                13.          Termination Compensation.

                                (a)           Upon Employee's voluntary termination of employment (other than voluntary termination after a Change of Control (as defined below)), or termination of Employee's employment for Cause, the Company shall pay to Employee all compensation due to the date of termination, but shall have no further obligation to Employee hereunder in respect of any period following termination.

                                (b)           Upon the death of Employee, the Company shall pay to Employee's estate or such other party who shall be legally entitled thereto, all compensation due to the date of death, and an additional amount equal to compensation at the rate set forth in this Agreement from the date of death to the final day of the month following the month in which the death occurs.

                                (c)           Upon termination of Employee's employment by the Company other than for Cause, or upon Employee's voluntary termination of employment after a Change of Control, the Company shall pay to Employee an amount equal to twelve (12) months' compensation calculated with reference to Employee's then current annual compensation (exclusive of bonuses), which amount shall be due and payable at termination.

                                (d)           Amounts payable under this Section shall be net of amounts required to be withheld under applicable law and amounts requested to be withheld by Employee.

                                (e)           Upon Termination of Employee's employment by the Company other than for Cause, all outstanding options granted to Employee pursuant to the Company's 1992 Stock Incentive Plan, which vest with the passage of time (and are not performance related) shall be immediately fully vested.

                                (f)            As used herein, "Change of Control" means the occurrence of any one of the following events: (i) any Person becomes the beneficial owner of twenty-five percent (25%) or more of the total number of voting shares of the Company; (ii) any Person (other than the Persons named as proxies solicited on behalf of the Board of Directors of the Company) holds revocable or irrevocable proxies representing twenty-five percent (25%) or more of the total number of voting shares of the Company; (iii) any Person has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of twenty-five percent (25%) or more of the total number of voting shares of the Company; and (iv) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute at least two-thirds (2/3) of the Board of Directors of the Company or any successor entity.

                14.          Notice.  Unless otherwise provided herein, any notice, request, certificate or instrument required or permitted under this Agreement shall be in writing and shall be deemed "given" upon personal delivery to the party to be notified or three business days after deposit with the United States Postal Service, by registered or certified mail, addressed to the party to receive notice at the address set forth above, postage prepaid.  Either party may change its address by notice to the other party given in the manner set forth in this Section.

                15.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof.  It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

                16.          Modification.  Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by an authorized representative of the Company and Employee.

                17.          No Waiver.  The failure of any party hereto exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations, shall not be a waiver by such party of its right to exercise any such or other right, power or remedy or to demand compliance.

                18.          Severability.  In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Agreement and the entire Agreement shall not fail as a result, but shall otherwise remain in full force and effect.

                19.          Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon Employee, his administrators, executors, legatees, and heirs.  In that this Agreement is a personal services contract, it shall not be assigned by Employee.

                20.          Dispute Resolution.  Except as otherwise provided in Section 10, the Company and Employee agree that any dispute between Employee and the Company or its officers, directors, employees, or agents in their individual or Company capacity of this Agreement, shall be submitted to a mediator for nonbinding, confidential mediation.  If the matter cannot be resolved with the aid of the mediator, the Company and Employee mutually agree to arbitration of the dispute.  The arbitration shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") before an arbitrator who is licensed to practice law in the State of Oregon.  The arbitration shall take place in or near Portland, Oregon.  Employee and the Company will share the cost of the arbitration equally, but each will bear their own costs and legal fees associated with the arbitration.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, or if there is a written agreement providing for attorneys' fees, the arbitrator may award reasonable attorneys' fees.

                                The Company and Employee agree that the procedures outlined in this provision are the exclusive method of dispute resolution.

                21.          Attorneys' Fees.  In the event suit or action is instituted pursuant to Section 10 of this Agreement, the prevailing party in such proceeding, including any appeals thereon, shall be awarded reasonable attorneys' fees and costs.

                22.          Applicable Law.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Oregon.

                23.          Counterparts.  This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

         IN WITNESS WHEREOF, AVI BioPharma, Inc. has caused this Agreement to be signed by its duly authorized representative, and Employee has hereunder set his name as of the date of this Agreement.

COMPANY:	AVI BioPharma, Inc.

By: Alan P. Timmins

EMPLOYEE:	DAVID H. MASON, JR., M.D.

Exhibit A

List of Offices Held

Exhibit B

Inventions Excluded from Covered Works